EXHIBIT 99.2

GENENTECH, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June30,
	2008	2007	2008	2007
Revenues:
Product sales	$2,536	$2,443	$4,915	$4,773
Royalties	629	484	1,244	903
Contract revenue	71	77	140	171
Total operating revenues	3,236	3,004	6,299	5,847

Costs and expenses:
Cost of sales (includes employee stock-based compensation expense: three months–2008–$18; 2007–$16; six months–2008–$41; 2007–$33)	441	429	831	821
Research and development (includes employee stock-based compensation expense: three months–2008–$38; 2007–$39; six months–2008–$80; 2007–$77)	649	603	1,266	1,213
Marketing, general and administrative (includes employee stock-based compensation expense: three months–2008–$41; 2007–$47; six months–2008–$87; 2007–$93)	559	532	1,076	1,023
Collaboration profit sharing	313	277	592	529
Recurring charges related to redemption and acquisition	43	26	86	52
Special items: litigation-related	2	13	(300)	26
Total costs and expenses	2,007	1,880	3,551	3,664

Operating income	1,229	1,124	2,748	2,183

Other income (expense):
Interest and other income, net(1)	93	75	166	149
Interest expense	(15)	(17)	(32)	(35)
Total other income, net	78	58	134	114

Income before taxes	1,307	1,182	2,882	2,297
Income tax provision	525	435	1,118	844
Net income	$782	$747	$1,764	$1,453

Earnings per share:
Basic	$0.74	$0.71	$1.68	$1.38
Diluted	$0.73	$0.70	$1.65	$1.36

Weighted average shares used to compute earnings per share:
Basic	1,051	1,053	1,052	1,053
Diluted	1,064	1,070	1,066	1,071
_________________________
(1)
“Interest and other income, net” includes interest income, net realized gains from the sale of certain biotechnology equity securities and write-downs for other-than-temporary impairments in the fair value of certain debt and biotechnology equity securities.  For further detail, refer to our web site at www.gene.com.

GENENTECH, INC.
SELECTED CONSOLIDATED FINANCIAL DATA
(In millions)
(Unaudited)

	June 30,	December 31,
	2008	2007
Selected consolidated balance sheet data:
Cash, cash equivalents and short-term investments	$4,505	$3,975
Accounts receivable – product sales, net	889	847
Accounts receivable – royalties, net	732	620
Accounts receivable – other, net	200	299
Inventories	1,406	1,493
Long-term marketable debt and equity securities	1,832	2,090
Property, plant and equipment, net	5,266	4,986
Goodwill	1,577	1,577
Other intangible assets	1,083	1,168
Other long-term assets	308	366
Total assets	19,119	18,940
Total current liabilities	2,705	3,918
Long-term debt(1)	2,475	2,402
Total liabilities	5,834	7,035
Total stockholders’ equity	13,285	11,905

	Six Months
	Ended June 30,
	2008	2007
Selected consolidated cash flow data:
Capital expenditures(1)	$398	$475

Total depreciation and amortization expense	285	215
_________________________
(1)
Capital expenditures exclude approximately $75 million for the six months ended June 30, 2008 and $101 million for the six months ended June 30, 2007 in capitalized costs related to our accounting for construction projects for which we are considered to be the owner during the construction period.  We have recognized related amounts as a construction financing obligation in long-term debt.  The balances in long-term debt related to the construction financing obligation are $466 million at June 30, 2008 and $399 million at December 31, 2007.